Consent of Independent Auditors

To the Board of Directors
Northeast Bancorp:


We consent to incorporation by reference in the registration statements
(No. 33-32095), (No. 33-58538), (No.33-32096) and (No. 33-87976) on Form S-8
of Bethel Bancorp of our report dated August 16, 1996, relating to the consolidated statements of financial condition of Northeast Bancorp and Subsidiary (the assumed name of Bethel Bancorp and Subsidiaries) as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of Bethel Bancorp.


Portland, Maine                                    /s/  Baker Newman & Noyes
                                                   __________________________
September 24, 1996                                  Limited Liability Company